UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM  8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 1, 2011

Date of Report (Date of earliest event reported)

Titan Holding Group, Inc.

(Exact name of registrant as specified in its charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-54257

(Commission File Number)

27-3079741

(IRS Employer Identification No.)

123 W. 1st Street, Suite 675, Casper, Wyoming 82601

(Address of Principal Executive Offices and Zip Code)

(307) 459-0571

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]

Written communications pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

[__]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

(17 CFR 240.14a-12)

[__]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]

Pre-commencement to medications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 27, 2011, Titan Holding Group, Inc. (“Titan” or the “Company”) entered into a Property Purchase Agreement (the “Agreement”) with Powder River Coal Investments, Inc. (“PRCI”) a corporation maintaining its principal place of business at Wisniowy Business Park, Budynek E-ul, Ilzecka 26, Warsaw, 02-135, Poland.  Pursuant to the Agreement, Titan agreed to purchase from PRCI, certain leasehold interests relating to 3 sections/parcels of property that include coal deposits and are located in Campbell County, Wyoming.

In exchange for acquisition of the leasehold interests, Titan agreed to tender consideration to PRCI consisting of two hundred forty thousand (240,000) shares of Titan common stock deliverable over a period of twenty-seven (27) months.  Additionally, PRCI will retain a 10% Net Smelter Returns Royalty (“NSR”) on the gross mineral production. Regarding coal, the royalty will be 10% of value received when delivered to rail head or truck loading facility. PRCI also will be paid an annual advance royalty of twenty thousand dollars ($20,000) per section ($60,000 total) as annual payment to keep leases in full force and effect. This payment is subject to an annual increase based on inflation. Finally, Titan will provide a payment to PRCI equal to the State of Wyoming annual $2/acre lease payment (due annually on February 1st) at least 60 days before the amount is due. If PRCI makes the payment on behalf of Titan, double the amount is due back to PRCI within 30 days of notice or the lease is null and void. Notice must be served to Titan by PRCI.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 – Property Purchase Agreement dated July 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN HOLDING GROUP, INC.

By:

/s/:  Andrew D. Grant

Andrew D. Grant, President

DATED:  August 1, 2011.

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